8K

Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-107146 and Form S-8 No. 333-76085) pertaining to the 1990 Stock Option and Incentive Plan, the 1998 Stock Incentive Plan, and the 2003 Stock Incentive Plan of Refac Optical Group of our report dated October 13, 2006 (except Note 21, as to which the date is November 30, 2006), with respect to the consolidated financial statements of Refac Optical Group included in this Form 8-K filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
December 15, 2006